Exhibit 99.1 Barnes 860.583.7070 | info@onebarnes.com onebarnes.com

BARNES REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS
Delivers Strong Orders and Organic Sales, Improved Adjusted Operating Profit Margin

•Sales of $335 million, up 7% versus prior year period; Organic Sales up 9%
•Operating Margin of 6.9%; Adjusted Operating Margin of 11.1%, up 90 bps from a year ago
•GAAP EPS of $0.26; Adjusted EPS of $0.47, up 15% versus prior year period
•Forecasts 2023 Organic Sales Growth of +6% to +8%
•2023 Adjusted EPS of $2.15 to $2.30; Up 9% to 16% from 2022 Adjusted EPS of $1.98

April 27, 2023

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the first quarter 2023.

“Our ‘Top line, Bottom line, Pipeline’ focus is delivering improved financial performance with solid orders, organic sales growth, and improved adjusted operating margin in the first quarter,” said Thomas J. Hook, President and Chief Executive Officer of Barnes. “Progress on our previously announced restructuring and transformation efforts continues as anticipated, and today we are announcing a meaningful new phase to round out our program. As we achieve full-run rate expense savings from our multi-phase initiative, we expect our adjusted operating margins and free cash flow to increase at an accelerated pace,” added Hook.

First Quarter 2023 Highlights

First quarter 2023 net sales of $335 million were up 7% compared to the prior year period, with organic sales (1) increasing 9%. Foreign exchange had a negative impact of 2%. Operating income was $23.3 million versus $31.1 million a year ago. Operating margin was 6.9%. Excluding restructuring and transformation related charges, adjusted operating income was $37.2 million, up 17%, and adjusted operating margin was 11.1%, up 90 bps from a year ago.

Interest expense in the first quarter of 2023 was $5.3 million, an increase of $1.7 million from the prior year due to the impact of higher average interest rates. Other Expense was $1.3 million, a decrease of $0.3 million from last year, primarily driven by an increase in non-operating pension income offset in part by foreign exchange losses.

The Company’s effective tax rate in the first quarter of 2023 was 20.9% compared with 21.0% in the year ago period and 64.7% for the full year 2022. The decrease in the first quarter 2023 effective tax rate from the full year 2022 rate is primarily due to the absence of a goodwill impairment charge incurred in 2022, which is not tax deductible for book purposes.

123 Main Street, Bristol, CT 06010-6376

Net income for the first quarter was $13.2 million, or $0.26 per share, compared to $20.5 million, or $0.40 per share, a year ago. On an adjusted basis, net income per share of $0.47 was up 15% from $0.41 a year ago. Adjusted net income per share in the first quarter of 2023 excludes $0.21 of restructuring and transformation related charges.

First quarter cash provided by operating activities was $32.2 million versus a use of $9.3 million a year ago primarily due to lower paid incentive compensation and a lower increase in working capital compared to a year ago. Free cash flow was $21.3 million compared to negative $16.7 million last year. Capital expenditures were $10.9 million, an increase of $3.5 million.
A table reconciling non-GAAP to GAAP financial measures, including forward looking outlook information, is presented at the end of this press release.

Restructuring and Strategic Transformation Related Activities

With a focus on driving Core Business Execution, the Company announced in mid-2022 a significant multi-phase transformation initiative. This comprehensive program targets improved global competitiveness, accelerated revenue growth, institutionalized operational efficiencies, enhanced cash flow, and reduced organizational complexity. Solid progress on previously announced phases is being made and we continue to anticipate $26 million of annual run rate savings in 2024. Today, the Company is announcing the third and final phase of its transformation initiative. Phase 3 activities are expected to occur over the next 24 months and impact both the Industrial and Aerospace segments, as well as functional efficiencies globally. The total investment for Phase 3 is forecast to be $58 million, including $28 million of restructuring charges, $16M of external transformation related charges, most of which were incurred in the first quarter, and $14 million of capital investment. For Phase 3 we expect run rate savings of approximately $27 million in 2025.

Segment Performance
Industrial
First quarter sales were $218 million, up 3% from $212 million in the prior year period. Organic sales increased 6% while unfavorable foreign exchange lowered sales by 3%. Operating profit was $4.5 million versus $14.7 million in the prior year period. Excluding restructuring and transformation related charges of $12.1 million, adjusted operating profit of $16.6 million was up 11% and adjusted operating margin of 7.6% was up 50 bps. Adjusted operating profit was impacted by lingering inflationary pressure and unfavorable mix, offset in part by positive pricing.

Aerospace
First quarter sales were $117 million, up 16% from $101 million last year. Aerospace original equipment manufacturing (“OEM”) sales increased 11%, while aftermarket sales increased 27%. Operating profit was
$18.8 million, up 14% from $16.4 million in the prior year period. Excluding restructuring and transformation related charges of $1.8 million, adjusted operating profit of $20.5 million was up 23% from a year ago. The increase in adjusted operating profit was driven by the contribution of higher aftermarket sales volumes. Adjusted operating margin was 17.5%, up 90 bps from a year ago.

Aerospace OEM backlog ended the year at $793 million, up 6% sequentially from December 2022 and up 11% from a year ago. The Company expects to convert approximately 45% of this backlog to revenue over the next 12 months.
Balance Sheet and Liquidity

Barnes’ balance sheet and liquidity profile remain well-positioned. The Company has liquidity of $79 million in cash and $539 million available under the revolving credit facility, subject to covenants which would have allowed $204 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 2.39 times at quarter end.

2023 Full Year Outlook

Barnes continues to expect organic sales growth of 6% to 8% for 2023 with adjusted operating margin in the range of 12.5% to 13.5%. Adjusted earnings are now expected to be in the range of $2.15 to $2.30 per share, up 9% to 16% from 2022’s adjusted earnings of $1.98 per share. Our updated adjusted earnings range reflects an increase of $0.05 from our previous outlook at the low end given the performance achieved in the first quarter. 2023 adjusted earnings per share are anticipated to exclude a $0.56 impact related to the significant restructuring and transformation related activities announced to date. While the Company continuously evaluates opportunities to drive improved operational performance, the complete program of its restructuring and transformation related activities has been announced and no further major actions are being contemplated. Capital expenditures are anticipated to be approximately $50 million and cash conversion to be approximately 100% of net income. The adjusted effective tax rate for 2023 is expected to be between 24.5% and 25.5%, unchanged from our prior view.

Conference Call Information

Barnes will conduct a conference call with investors to discuss the first quarter 2023 results at 8:30 a.m. ET today, April 27, 2023. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes’ website at www.onebarnes.com.

The conference is also available by direct dial at (888) 510-2379 in the U.S. or (646) 960-0691 outside of the U.S.; Conference ID 1137078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Thursday, April 27, 2023, until 11:59 p.m. (ET) on Thursday, May 4, 2023, by dialing (647) 362-9199; Conference ID 1137078.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing business less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes

Barnes Group Inc. (NYSE: B) pioneers technologies to help change the world. Leveraging world-class manufacturing capabilities and market-leading engineering, we develop advanced processes, automation solutions and applied technologies for industries ranging from medical and personal care to mobility, packaging and aerospace. Customers benefit from our integrated hardware and software capabilities focused on improving the processing, control, service and sustainability of engineered plastics, factory automation technologies and precision components. For more information, please visit www.onebarnes.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: the Company’s ability to manage economic, business and geopolitical conditions, including rising interest rates, global price inflation, and shortages impacting the availability of materials; the duration and severity of the COVID-19 pandemic, and governments’ responses to the pandemic such as regional lockdowns, including their impacts across our business on demand, supply chains, operations and liquidity; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; challenges associated with the introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; the physical and operational risks from natural disasters, severe weather events, climate change which may limit accessibility to sufficient water resources, outbreaks of contagious diseases and other adverse public health developments; acts of war, terrorism and other international conflicts; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; currency fluctuations and foreign currency exposure; impacts from goodwill impairment and related charges; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government-imposed sanctions, tariffs, trade agreements and trade policies; changes or uncertainties in laws, regulations, rates, policies or interpretations that impact the Company’s business operations or tax status, including those that address climate change, environmental, health and safety matters, and the materials processed by our products or their end markets; fluctuations in the pricing or availability of raw materials, freight, transportation, energy, utilities and other items required by our operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity attacks or data security breaches; the ability to hire and retain senior management and qualified personnel; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future litigation and governmental proceedings; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims; future repurchases of common stock; future levels of indebtedness; the impact of shareholder activism; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Category: Earnings

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2023	2022	% Change
Net sales	$335,357	$312,383	7.4

Cost of sales	226,242	207,190	9.2
Selling and administrative expenses	85,831	74,080	15.9
	312,073	281,270	11.0
Operating income	23,284	31,113	(25.2)

Operating margin	6.9%	10.0%

Interest expense	5,308	3,567	48.8
Other expense (income), net	1,340	1,630	(17.8)
Income before income taxes	16,636	25,916	(35.8)
Income taxes	3,477	5,432	(36.0)
Net income	$13,159	$20,484	(35.8)

Common dividends	$8,096	$8,111	(0.2)

Per common share:
Net income:
Basic	$0.26	$0.40	(35.0)
Diluted	0.26	0.40	(35.0)
Dividends	0.16	0.16	—

Weighted average common shares outstanding:
Basic	50,989,169	51,022,417	(0.1)
Diluted	51,264,435	51,168,622	0.2

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2023	2022	% Change
Net sales
Industrial	$218,109	$211,672	3.0
Aerospace	117,256	100,711	16.4
Intersegment sales	(8)	—
Total net sales	$335,357	$312,383	7.4

Operating profit
Industrial	$4,533	$14,734	(69.2)
Aerospace	18,751	16,379	14.5
Total operating profit	$23,284	$31,113	(25.2)

Operating margin			Change
Industrial	2.1%	7.0%	(490)	bps.
Aerospace	16.0%	16.3%	(30)	bps.
Total operating margin	6.9%	10.0%	(310)	bps.

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$78,684	$76,858
Accounts receivable	297,901	291,883
Inventories	292,671	283,402
Prepaid expenses and other current assets	84,894	80,161
Total current assets	754,150	732,304

Deferred income taxes	13,166	18,028
Property, plant and equipment, net	321,585	320,139
Goodwill	847,821	835,472
Other intangible assets, net	435,489	442,492
Other assets	72,158	65,295
Total assets	$2,444,369	$2,413,730

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$29	$8
Accounts payable	153,362	145,060
Accrued liabilities	158,121	158,568
Long-term debt - current	1,484	1,437
Total current liabilities	312,996	305,073

Long-term debt	563,943	569,639
Accrued retirement benefits	48,021	54,352
Deferred income taxes	63,364	62,562
Long-term tax liability	39,086	39,086
Other liabilities	36,411	36,691

Total stockholders' equity	1,380,548	1,346,327
Total liabilities and stockholders' equity	$2,444,369	$2,413,730

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2023	2022
Operating activities:
Net income	$13,159	$20,484
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	24,048	22,301
Gain on disposition of property, plant and equipment	(55)	(1)
Stock compensation expense	2,627	2,534
Changes in assets and liabilities:
Accounts receivable	(2,209)	(10,961)
Inventories	(7,062)	(15,154)
Prepaid expenses and other current assets	(3,412)	(5,809)
Accounts payable	6,450	4,163
Accrued liabilities	(636)	(28,197)
Deferred income taxes	1,356	2,115
Long-term retirement benefits	(3,883)	(1,862)
Other	1,832	1,074
Net cash provided (used) by operating activities	32,215	(9,313)

Investing activities:
Proceeds from disposition of property, plant and equipment	190	60
Capital expenditures	(10,946)	(7,405)
Other	(525)	(1,094)
Net cash used by investing activities	(11,281)	(8,439)

Financing activities:
Net change in other borrowings	(109)	(784)
Payments on long-term debt	(44,343)	(34,918)
Proceeds from the issuance of long-term debt	31,208	35,000
Proceeds from the issuance of common stock	94	153
Dividends paid	(8,096)	(8,111)
Withholding taxes paid on stock issuances	(252)	(49)
Other	(1,139)	(3,665)
Net cash used by financing activities	(22,637)	(12,374)

Effect of exchange rate changes on cash flows	1,438	137
Decrease in cash, cash equivalents and restricted cash	(265)	(29,989)

Cash, cash equivalents and restricted cash at beginning of period	81,128	111,909
Cash, cash equivalents and restricted cash at end of period	80,863	81,920
Less: Restricted cash, included in Prepaid expenses and other current assets	(2,179)	(4,434)
Less: Restricted cash, included in Other assets	—	(2,231)
Cash and cash equivalents at end of period	$78,684	$75,255

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2023	2022
Free cash flow:
Net cash provided (used) by operating activities	$32,215	$(9,313)
Capital expenditures	(10,946)	(7,405)
Free cash flow (1)	$21,269	$(16,718)

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2023	2022		% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$4,533	$14,734		(69.2)
Restructuring/reduction in force and transformation-related charges	12,110	304
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$16,643	$15,038		10.7

Operating Margin - Industrial Segment (GAAP)	2.1%	7.0%		(490)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	7.6%	7.1%		50	bps.

Operating Profit - Aerospace Segment (GAAP)	$18,751	$16,379		14.5
Restructuring/reduction in force and transformation-related charges	1,769	354
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$20,520	$16,733		22.6

Operating Margin - Aerospace Segment (GAAP)	16.0%	16.3%		(30)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	17.5%	16.6%		90	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$23,284	$31,113		(25.2)
Restructuring/reduction in force and transformation-related charges	13,879	658
Operating Income as adjusted (Non-GAAP) (1)	$37,163	$31,771		17.0

Operating Margin (GAAP)	6.9%	10.0%		(310)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	11.1%	10.2%		90	bps.

Diluted Net Income per Share (GAAP)	$0.26	$0.40		(35.0)
Restructuring/reduction in force and transformation-related charges	0.21	0.01
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.47	$0.41		14.6

	Full-Year 2022	Full-Year 2023 Outlook
Operating Margin (GAAP)	4.5%	9.5%	to	10.5%

Restructuring/reduction in force and transformation-related charges	1.6%		3.0%
Goodwill impairment charge	5.4%		—

Operating Margin as adjusted (Non-GAAP) (1)	11.6%	12.5%	to	13.5%

Diluted Net Income per Share (GAAP)	$0.26	$1.59	to	$1.74

Restructuring/reduction in force and transformation-related charges	0.33		0.56
Tax related CEO transition costs	0.06		—
Goodwill impairment charge	1.33		—

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$1.98	$2.15	to	$2.30

Notes:
(1) The Company has excluded charges related to restructuring/reduction in force actions at certain businesses and business transformation costs (consulting fees related to transformation initiatives) from its "as adjusted" financial measurements for 2023. The Company has excluded the following from its "as adjusted" financial measurements for 2022: 1) charges related to restructuring activities and actions at certain businesses, including $20.6M reflected within operating profit ($0.7M in the first quarter) and $1.4M reflected within other expense (income), net ($0.0M in the first quarter), 2) tax charges resulting from the CEO transition in 2022 and 3) the goodwill impairment charge recorded in the second quarter of 2022 related to the Automation reporting unit. The tax effects of the restructuring actions were calculated based on the respective tax jurisdictions and ranged from approximately 15% to approximately 30%. The goodwill impairment charge did not have a tax effect as it is not deductible for book purposes. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.